UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2

(Amendment No. 1 )*

A123 Systems, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

03739T108

(CUSIP Number)

December 31, 2012

Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 03739T108	13G	Page 2 of 15 Pages

1.	NAME OF REPORTING PERSON NBVM GP, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER See Item 5
	6.	SHARED VOTING POWER See Item 5
	7.	SOLE DISPOSITIVE POWER See Item 5
	8.	SHARED DISPOSITIVE POWER See Item 5
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Item 5
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) See Item 5
12.	TYPE OF REPORTING PERSON OO

CUSIP NO. 03739T108	13G	Page 3 of 15 Pages

1.	NAME OF REPORTING PERSON NORTH BRIDGE VENTURE MANAGEMENT IV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER See Item 5
	6.	SHARED VOTING POWER See Item 5
	7.	SOLE DISPOSITIVE POWER See Item 5
	8.	SHARED DISPOSITIVE POWER See Item 5
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Item 5
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) See Item 5
12.	TYPE OF REPORTING PERSON PN

CUSIP NO. 03739T108	13G	Page 4 of 15 Pages

1.	NAME OF REPORTING PERSON NORTH BRIDGE VENTURE MANAGEMENT V, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER See Item 5
	6.	SHARED VOTING POWER See Item 5
	7.	SOLE DISPOSITIVE POWER See Item 5
	8.	SHARED DISPOSITIVE POWER See Item 5
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Item 5
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) See Item 5
12.	TYPE OF REPORTING PERSON PN

CUSIP NO. 03739T108	13G	Page 5 of 15 Pages

1.	NAME OF REPORTING PERSON NORTH BRIDGE VENTURE PARTNERS IV-A, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER See Item 5
	6.	SHARED VOTING POWER See Item 5
	7.	SOLE DISPOSITIVE POWER See Item 5
	8.	SHARED DISPOSITIVE POWER See Item 5
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Item 5
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) See Item 5
12.	TYPE OF REPORTING PERSON PN

CUSIP NO. 03739T108	13G	Page 6 of 15 Pages

1.	NAME OF REPORTING PERSON NORTH BRIDGE VENTURE PARTNERS IV-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER See Item 5
	6.	SHARED VOTING POWER See Item 5
	7.	SOLE DISPOSITIVE POWER See Item 5
	8.	SHARED DISPOSITIVE POWER See Item 5
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Item 5
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) See Item 5
12.	TYPE OF REPORTING PERSON PN

CUSIP NO. 03739T108	13G	Page 7 of 15 Pages

1.	NAME OF REPORTING PERSON NORTH BRIDGE VENTURE PARTNERS V-A, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER See Item 5
	6.	SHARED VOTING POWER See Item 5
	7.	SOLE DISPOSITIVE POWER See Item 5
	8.	SHARED DISPOSITIVE POWER See Item 5
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Item 5
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) See Item 5
12.	TYPE OF REPORTING PERSON PN

CUSIP NO. 03739T108	13G	Page 8 of 15 Pages

1.	NAME OF REPORTING PERSON NORTH BRIDGE VENTURE PARTNERS V-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER See Item 5
	6.	SHARED VOTING POWER See Item 5
	7.	SOLE DISPOSITIVE POWER See Item 5
	8.	SHARED DISPOSITIVE POWER See Item 5
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Item 5
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) See Item 5
12.	TYPE OF REPORTING PERSON PN

CUSIP NO. 03739T108	13G	Page 9 of 15 Pages

1.	NAME OF REPORTING PERSON EDWARD T. ANDERSON
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER See Item 5
	6.	SHARED VOTING POWER See Item 5
	7.	SOLE DISPOSITIVE POWER See Item 5
	8.	SHARED DISPOSITIVE POWER See Item 5
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Item 5
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) See Item 5
12.	TYPE OF REPORTING PERSON IN

CUSIP NO. 03739T108	13G	Page 10 of 15 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON RICHARD A. D’AMORE
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER See Item 5
	6.	SHARED VOTING POWER See Item 5
	7.	SOLE DISPOSITIVE POWER See Item 5
	8.	SHARED DISPOSITIVE POWER See Item 5
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Item 5
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) See Item 5
12.	TYPE OF REPORTING PERSON IN

CUSIP NO. 03739T108	13G	Page 11 of 15 Pages

Item 1(a)	Name of Issuer

A123 Systems, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices

200 West Street

Waltham, Massachusetts 02451

Item 2(a)	Name of Person Filing

NBVM GP, LLC (the “GP of the GP”)

North Bridge Venture Management IV, L.P. (the “NBVM IV GP”)

North Bridge Venture Management V, L.P. (the “NBVM V GP”)

North Bridge Venture Partners IV-A, L.P. (“IV-A”)

North Bridge Venture Partners IV-B, L.P. (“IV-B”)

North Bridge Venture Partners V-A, L.P. (“V-A”)

North Bridge Venture Partners V-B, L.P. (“V-B”)

Edward T. Anderson (“Mr. Anderson”)

Richard A. D’Amore (“Mr. D’Amore”)

Item 2(b)	Address of Principal Business Office

The address of each of the reporting persons is:

c/o North Bridge Venture Partners

950 Winter Street, Suite 4600

Waltham, Massachusetts 02451

Item 2(c)	Citizenship

GP of the GP	Delaware limited liability company
NBVM V GP	Delaware limited partnership
NBVM IV GP	Delaware limited partnership
IV-A	Delaware limited partnership
IV-B	Delaware limited partnership
V-A	Delaware limited partnership
V-B	Delaware limited partnership
Mr. Anderson	U.S. citizen
Mr. D’Amore	U.S. citizen

Item 2(d)	Title of Class of Securities

This Schedule 13G report relates to the Common Stock, par value $0.001 per share (“Common Stock”), of A123 Systems, Inc.

Item 2(e)	CUSIP Number

03739T108

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

CUSIP NO. 03739T108	13G	Page 12 of 15 Pages

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____________.

Not applicable.

Item 4 Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	See Item 5

(b)	Percent of class:

GP of the GP	See Item 5
NBVM V GP	See Item 5
NBVM IV GP	See Item 5
IV-A	See Item 5
IV-B	See Item 5
V-A	See Item 5
V-B	See Item 5
Mr. Anderson	See Item 5
Mr. D’Amore	See Item 5

CUSIP NO. 03739T108	13G	Page 13 of 15 Pages

(c)	Number of shares as to which the person has:

Number of Shares
Reporting Person	(i)	(ii)	(iii)	(iv)
GP of the GP	See Item 5	See Item 5	See Item 5	See Item 5
NBVM V GP	See Item 5	See Item 5	See Item 5	See Item 5
NBVM IV GP	See Item 5	See Item 5	See Item 5	See Item 5
IV-A	See Item 5	See Item 5	See Item 5	See Item 5
IV-B	See Item 5	See Item 5	See Item 5	See Item 5
V-A	See Item 5	See Item 5	See Item 5	See Item 5
V-B	See Item 5	See Item 5	See Item 5	See Item 5
Mr. Anderson	See Item 5	See Item 5	See Item 5	See Item 5
Mr. D’Amore	See Item 5	See Item 5	See Item 5	See Item 5

(i)	Sole power to vote or to direct the vote
(ii)	Shared power to vote or to direct the vote
(iii)	Sole power to dispose or to direct the disposition of
(iv)	Shared power to dispose or to direct the disposition of

Item 5	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

Item 6	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable.

Item 8	Identification and Classification of Members of the Group

Each of the Reporting Persons expressly disclaims membership in a “Group” as defined in Rule 13d-1(b)(ii)(K).

Item 9	Notice of Dissolution of Group

Not applicable.

Item 10	Certification

Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

CUSIP NO. 03739T108	13G	Page 14 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: February 14, 2013.

NBVM GP, LLC

By:	/s/ Edward T. Anderson
Name:	Edward T. Anderson
Title:	Manager

NORTH BRIDGE VENTURE MANAGEMENT V, L.P.

By:	NBVM GP, LLC

By:	/s/ Edward T. Anderson
Name:	Edward T. Anderson
Title:	Manager

NORTH BRIDGE VENTURE MANAGEMENT IV, L.P.

By:	NBVM GP, LLC

By:	/s/ Edward T. Anderson

Name:	Edward T. Anderson
Title:	Manager

NORTH BRIDGE VENTURE PARTNERS IV-A, L.P.

By:	North Bridge Venture Management IV, L.P.

By:	NBVM GP, LLC

By:	/s/ Edward T. Anderson

Name:	Edward T. Anderson
Title:	Manager

CUSIP NO. 03739T108	13G	Page 15 of 15 Pages

NORTH BRIDGE VENTURE PARTNERS IV-B, L.P.

By:	North Bridge Venture Management IV, L.P.

By:	NBVM GP, LLC

By:	/s/ Edward T. Anderson

Name:	Edward T. Anderson
Title:	Manager

NORTH BRIDGE VENTURE PARTNERS V-A, L.P.

By:	North Bridge Venture Management V, L.P.

By:	NBVM GP, LLC

By:	/s/ Edward T. Anderson
Name:	Edward T. Anderson
Title:	Manager

NORTH BRIDGE VENTURE PARTNERS V-B, L.P.

By:	North Bridge Venture Management V, L.P.

By:	NBVM GP, LLC

By:	/s/ Edward T. Anderson
Name:	Edward T. Anderson
Title:	Manager

/s/ Edward T. Anderson
EDWARD T. ANDERSON

/s/ Richard A. D’Amore
RICHARD A. D’AMORE